                                                                EXHIBIT 10.34

                                Non-Negotiable
                                PROMISSORY NOTE

$3,733,000.00          Fort Worth, Texas           _________________, 1996

     FOR VALUE RECEIVED, the undersigned, KEVCO TEXAS, INC., a Texas corporation ("Maker"), promises to pay to the order of the persons identified on EXHIBIT "A" attached hereto (collectively "Payees"), at the addresses of Payees set forth on EXHIBIT "A", the principal sum shown opposite the name of each of the Payees on EXHIBIT "A" hereto [or an aggregate principal sum of THREE MILLION SEVEN HUNDRED THIRTY-THREE THOUSAND AND NO/100 DOLLARS ($3,733,000.00)], together with interest thereon on the unpaid principal balance from date until maturity at a simple rate of interest per annum equal to the lesser of (i) ____ percent (___%) or (ii) the Maximum Rate. All past due principal and interest shall bear interest at the Maximum Rate. As used herein, the term "Maximum Rate" shall mean, on any day, the highest lawful non-usurious rate of interest (if any) permitted by applicable law, whether state or federal, on such day, including the rate permitted by Vernon's Texas Code Ann. Art. 5069=1.04, but in no event to exceed 18%.

    If at any time and from time to time the rate of interest calculated pursuant to subparagraph (i) above would exceed the Maximum Rate, thereby causing the interest payable on this Note to be limited to the Maximum Rate as provided in subparagraph (ii) above, then any subsequent reduction in the rate specified in subparagraph (i) shall not reduce the rate of interest payable on this note from and after the date of this Note equals the amount of interest which would have accrued thereon if the applicable rate specified in subparagraph (i) above had at all times been in effect.

    Payments of both principal and interest hereon shall be made to Payees as herein provided in lawful money of the United States of America, in immediately available funds in Fort Worth, Texas. Interest shall be computed on the basis of a year consisting of 365 days or, if appropriate, 366 days.

    This Note, both principal and interest, shall be due and payable on the first business day immediately following the consummation of an initial public offering by

Kevco, Inc., a Texas corporation, of shares of its $.01 par value common stock. Any interest payable on this Note shall be calculated on the unpaid principal balance to the date of any payment of principal and any payments made shall be credited first to the discharge of the interest accrued and the balance to the reduction of principal.

     No part of this Note, whether principal or interest, may be prepaid prior to its due date as set forth herein.

     Time is of the essence.   Therefore, in the event of default in the timely
and punctual payment of any installment hereof as provided herein, neither Payees nor any other holders of the Note shall be obligated to accept any installment called for by this Note, whether principal or interest. Late payment of any installment, whether principal or interest, shall constitute default in Maker's obligations hereunder. Upon default in the punctual payment when due of this Note, whether principal or interest, Payees or any other holders of this Note may in such event at their option declare the entire unpaid balance of principal and interest owing hereon at once matured and due and payable in full and any holder of this Note may in such event exercise any and all rights, remedies or privileges possessed by such holder, whether under the terms hereof or at law or in equity.

     If default be made in the payment of this Note or any part thereof, whether principal or interest, and this Note is placed in the hands of an attorney or attorneys for collection, for enforcement or for any other purposes or is collected or enforced through bankruptcy proceedings (including any proceedings, federal or state, for the relief of debtors), or through any other court proceedings, whether before or after maturity, Maker agrees to pay to the holder or holders hereof reasonable attorneys' fees.

     Maker and any present or future sureties, guarantors and endorsers of this Note and any other parties hereto severally waive the order of their liability, the marshalling of assets, demands, presentment for payment, notice of dishonor, protest, notice of protest and diligence in collecting this Note and each, every and all installments hereof or bringing suit against any parties hereto. In case of renewal or extension of this note or any part hereof, any and all collateral or liens given to the Payees or other holders hereof at any time will remain in full force and effect to secure the payment of the renewal or extension Note.

PROMISSORY NOTE: Kevco Texas, Inc.
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

     No provisions of this Note shall require the payment or permit the collection of interest in excess of the Maximum Rate. If any excess of interest in such respect is herein provided for or shall be adjudicated to be so provided for herein the provisions of this paragraph shall govern and neither Maker nor any of its successors, assigns or legal representative shall be obligated to pay the amount of such interest to the extent that it is in excess of the amount permitted by law. If an excess amount should be collected it shall be construed as a mutual mistake of the parties and the excess shall be credited to principal. However, if all amounts due under this Note have been paid, Maker and all of its successors, assigns or legal representatives shall be entitled to a refund of the excess amount collected hereunder.

     This Note and all payments and obligations hereof are fully performable in Tarrant County, Texas where suit shall be brought hereon to enforce any of the obligations created hereunder or to collect any amounts due hereunder and where venue shall lie.

     This Note is unsecured.

     This Note is not negotiable and may not be assigned, sold, transferred, hypothecated or otherwise disposed of, in whole or in part, by Payees.

                                             MAKER:

                                             KEVCO TEXAS, INC.


                                             By:
                                                -----------------------------
                                             Its:  Chairman of the Board
                                             and President

PROMISSORY NOTE: Kevco Texas, Inc.
101888.5/80851.07F (10-4-96 12:43 am) - Page 3

                                  EXHIBIT "A"
                               to Promissory Note

Name and Address of Payee                       Principal Amount
-------------------------                       ----------------
Gerald E. Kimmel
1300 So. University Drive, Suite 200
Fort Worth, Texas 76107                         $ 3,193,308.20

Christine Sue Pearce
8605 Woodslane Drive
P.O. Box 79170*
Fort Worth, Texas 76179                         $   175,824.30

Amy Llewella Mueller
709 Evergreen
Hurst, Texas 76054                              $   175,824.30

Gregory Gerald Kimmel
1300 So. University Drive, Suite 200
Fort Worth, Texas 76107                         $   175,824.30

Clyde A. Reed, Jr.
1300 So. University Drive, Suite 200
Fort Worth, Texas 76107                         $     8,212.60

James W. Kimmel
1616 E. Cindy Lane
Chandler, Arizona 85225                         $     4,106.30

*use this address for all mail


PROMISSORY NOTE: Kevco Texas, Inc.
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